Exhibit 99.1

101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE	For further information contact:
Randolph F. Williams
President/CEO
(765) 742-1064
Fax: (765) 429-5932

LSB Financial Corp. Announces Termination of Formal
Agreement with the Comptroller of the Currency

November 21, 2013, Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today announced that on November 18, 2013, the Bank was informed by its primary regulator, the Office of the Comptroller of the Currency (the “OCC”), that the formal written agreement between the Bank and the OCC, dated August 31, 2010 (the “Agreement”), was terminated effective immediately. At September 30, 2013, the Bank was considered “well capitalized” for regulatory purposes with a Tier 1 leverage ratio of 11.2%, a Tier 1 risk-based capital ratio of 16.1% and a total risk-based capital ratio of 17.4%. The Bank exceeded the minimum regulatory requirements to be considered “well capitalized” of 5.00% for the Tier 1 leverage ratio, 6.00% for the Tier 1 risk-based capital ratio and 10.00% for the total risk-based capital ratio.

President and CEO, Randolph F. Williams, stated, “I am very pleased with the action taken by the OCC and am gratified that our primary regulator has recognized the significant progress we have made in addressing the requirements of the Agreement. We have committed significant time and resources during the past three years to fully address matters raised by the OCC. We believe as a result, we are a financially stronger bank with systems and processes that will aid us as we continue to provide quality services to our customers. I would like to express, on behalf of our board of directors and management, our appreciation to our employees who have helped us to address successfully the regulatory issues set forth in the Agreement.  The closing market price of LSB stock on November 20, 2013 was $ 28.65 per share as reported by the NASDAQ Global Market.